Exhibit 10.4
ALNYLAM PHARMACEUTICALS, INC.
Nonstatutory Stock Option Agreement
Granted Under 2018 Stock Incentive Plan

Participant:	[ ]
ID:	[ ]
Award Number:	[ ]
Exercise Price Per Share:	[ ]
Grant Date:	[ ]
Vesting Commencement Date:	[ ]
Expiration Date:	[ ]
Number of Shares/Units:	[ ]
1.Grant of Option.
This Nonstatutory Stock Option Agreement (“Agreement”) evidences the grant by Alnylam Pharmaceuticals, Inc., a Delaware corporation (the “Company”), to the Participant, a non-employee director of the Company, on the Grant Date, of an option to purchase, in whole or in part, on the terms provided herein and in the Company’s 2018 Stock Incentive Plan, as amended through the date hereof (the “Plan”), the number of shares of common stock, $.01 par value per share, of the Company (“Common Stock”) set forth above (the “Shares”) at the Exercise Price Per Share set forth above. Unless earlier terminated, this option shall expire at 5:00 p.m., Eastern time, on the earlier of (i) the Expiration Date or (ii) the date that is three months following cessation of service on the Company’s Board of Directors (the “Board”), provided that such three-month period shall be extended to five years following cessation of service on the Board for any director with five or more years of continuous service on the Board (such earlier date, the “Final Exercise Date”).
It is intended that the option evidenced by this Agreement shall not be an incentive stock option as defined in Section 422 of the U.S. Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”). Except as otherwise indicated by the context, the term “Participant”, as used in this Agreement, shall be deemed to include any person who acquires the right to exercise this option validly under its terms.

2.Vesting Schedule.
[This option will become exercisable (“vest”) as to 100% of the original number of Shares upon the earlier of the first anniversary of the Grant Date and the date of any earlier retirement or resignation of the Participant other than for cause, provided such date of retirement or resignation occurs no more than 90 days prior to the first anniversary of the Grant Date.]1 Notwithstanding the foregoing, this option will also become fully exercisable in the event the Participant dies or becomes disabled (within the meaning of Section 22(e)(3) of the Code), or there is a Change in Control, in each case prior to the Expiration Date and while the Participant is an Eligible Participant. For purposes of this Agreement, “Change in Control” shall have the meaning ascribed to such term in the Company’s form of change in control agreement on file with the Securities and Exchange Commission, as the same may be amended and in effect from time to time, and “Eligible Participant” shall mean that the Participant is, and has been at all times since the Grant Date, an employee, officer or director of, or consultant or advisor to, the Company or any other entity the employees, officers, directors, consultants, or advisors of which are eligible to receive option grants under the Plan.
The right of exercise shall be cumulative so that to the extent the option is not exercised in any period to the maximum extent permissible it shall continue to be exercisable, in whole or in part, with respect to all Shares for which it is vested until the earlier of the Final Exercise Date or the termination of this option under Section 3 hereof or under the Plan.
3.Exercise of Option.
(a)Form of Exercise. Each election to exercise this option shall be in writing, signed by the Participant, and received by the Company at its principal office, accompanied by this Agreement, and payment in full in the manner provided in the Plan. Alternatively, the Participant may complete the on-line exercise procedure established by the Company and/or the Company's designated broker. The Participant may purchase less than the number of Shares covered hereby, provided that no partial exercise of this option may be for any fractional share or for fewer than ten whole shares. This option shall not be deemed to have been exercised (i.e., the exercise date shall not be deemed to have occurred) until the notice of such exercise and payment in full of the exercise price are provided.
(b)Termination of Relationship with the Company. If the Participant ceases to provide services to the Company, the Participant may exercise this option through the Final Exercise Date, but only to the extent that the Participant was entitled to exercise this option on the date of such cessation of services (after taking into account any acceleration).
1     For participants who receive a stock option award in connection with their initial election or appointment to the Board, the bracketed language is replaced with the following: “This option will become exercisable (“vest”) over a three-year period, with one third vesting on each of the first, second and third anniversary of the Grant Date subject to continuous service with the Company through each such anniversary date.”

4.Transfer Restrictions.
This option may not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the lifetime of the Participant, this option shall be exercisable only by the Participant; provided, however, that the Participant may make a gratuitous transfer of this option to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the Participant and/or an immediate family member thereof if, with respect to such proposed transferee, the Company would be eligible to use a Form S-8 for the registration of the sale of the Shares under the Securities Act of 1933, as amended; provided, further, that the Company shall not be required to recognize any such transfer until such time as the Participant and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of this Agreement and the Plan. References to the Participant, to the extent relevant in the context, shall include references to authorized transferees.
5.Provisions of the Plan.
This option is subject to the provisions of the Plan (including the provisions relating to amendments to the Plan), a copy of which is furnished to the Participant with this option.
6.Data Privacy Consent.
(a)Data Collection and Usage. The Company collects, processes and transfers personal data about the Participant, in electronic or other form, including but not limited to, the Participant’s name, home address, email address and telephone number, date of birth, social insurance or social security number, passport number or other national identification number, nationality, any non-employee director fees paid, any shares of Common Stock held in the Company, details of all options or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, which the Company and its subsidiaries receive from the Participant (“Data”) for the purposes of implementing, administering and managing the Plan. The legal basis, where required, for the processing of Data is the Participant’s consent, compliance with relevant laws or regulations to which the Company is subject to or the pursuit by the Company of its respective legitimate interests not outweighed by the Participant’s interests, rights or freedoms as needed to provide the requested services to the Participant in accordance with the Plan.
(b)Stock Plan Administration Vendors. The Company may transfer Data to a designated third-party external broker or such other independent stock plan vendors, as may be selected by the Company in the future, which shall assist the Company with the implementation, administration and management of the Plan. Such vendor(s) may open an account for the Participant to receive and trade Shares underlying this option. The Participant may be asked to acknowledge, or agree to, separate terms and data processing practices with the vendor(s) with such agreement being a condition of participation in the Plan.

An updated list with the details of all recipients of the Participant’s Data can be made available upon a relevant request to privacy@alnylam.com.
(c)Data Retention. The Company will hold and use the Data only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax and security laws. In the latter case, the Participant understands and acknowledges that the Company’s legal basis for the processing of the Data would be compliance with the relevant laws or regulations and the pursuit by the Company of respective legitimate interests not outweighed by the Participant’s interests, rights or freedoms. When the Company no longer needs the Data for any of the above purposes, the Participant understands the Company will isolate it from active systems, remove it from its systems, or anonymize it to be used for statistical purposes as the case may be.
(d)Data Subject Rights. The Participant understands that the Participant may have a number of rights under data privacy and data protection laws and regulations in the Participant’s jurisdiction. Depending on where the Participant is based and the applicable data privacy and data protection laws and regulations, such rights may include the right to (i) request access or copies of Data the Company processes, (ii) rectify or supplement Data that is incorrect, incomplete or out-of-date in light of the purposes underlying the processing, (iii) anonymize or delete Data, (iv) restrict or object to the processing of Data, (v) portability of Data, (vi) lodge complaints with competent authorities in the Participant’s jurisdiction, (vii) receive a list with the names and addresses of any potential recipients of the Participant’s Data, and/or (viii) receive information about the possibility of not giving consent to process Data and the consequences of not giving consent. To receive clarification regarding these rights or to exercise these rights, the Participant can contact privacy@alnylam.com.
(e)Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary, and the Participant is providing the consents herein on a free and purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke the Participant’s consent, the Participant’s fees from or service as a director with the Company will not be affected; the only adverse consequence of refusing or withdrawing the Participant’s consent is that the Participant’s ability to participate to the Plan may be affected, as the Company would not (or no longer) be able to grant this award or other equity awards to the Participant or administer or maintain such awards. Please note that withdrawal of consent does not affect any processing of Data carried out prior to and up to the date of such withdrawal.
By accepting this award and indicating consent via the Company’s acceptance procedure, the Participant is declaring that the Participant agrees with the data processing practices described herein and consents to the collection, processing and use of Data by the Company and the transfer of such Data to the recipients mentioned above, including recipients located in countries which do not ensure an adequate level of protection from applicable data privacy and data protection law and regulation perspective, for the purposes described above.
Finally, the Participant understands that the Company as the Data Controller of the Data may rely on a different legal basis for the processing or transfer of Data in the future and/or request that the Participant provide supplementary consents or provide the Participant with additional privacy related information as the case may be. If applicable and upon request of the Company, the Participant agrees to provide an executed acknowledgement or any data privacy consent to the Company (or any other acknowledgements, agreements or consents as may be required by the Company) that the Company may deem necessary to obtain under the data privacy laws in the Participant’s jurisdiction, either now or in the future. The Participant understands that the Participant will not be able to participate in the Plan if the Participant fails to execute any such acknowledgement, agreement or consent requested by the Company.

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IN WITNESS WHEREOF, the Company has caused this option to be executed under its corporate seal by its duly authorized officer. This option shall take effect as a sealed instrument.

ALNYLAM PHARMACEUTICALS, INC.
By:
Name:
Title:

PARTICIPANT’S ACCEPTANCE
The undersigned hereby accepts the foregoing option and agrees to the terms and conditions thereof. Electronic acceptance of this Agreement pursuant to the Company’s instructions for the Participant (including through an online acceptance process) is acceptable. The undersigned hereby acknowledges receipt of a copy of the Company’s 2018 Stock Incentive Plan.

PARTICIPANT:

Name: Address: